Exhibit 99.1

Academy Snowboard Company Enters Into Strategic Sales and Marketing Agreement with UDT Distribution Corporation

SAN DIEGO, September 12, 2006 (PRIMEZONE) -- Execute Sports, Inc. (OTC BB:EXCS.OB - News) announced today that it has entered into a strategic partnership with UDT Distribution Corporation (“UDT”) wherein UDT will retain exclusivity for its sales and marketing efforts of the Academy Snowboard Company brand throughout Europe. Under the terms of the agreement, UDT is required to meet minimum sales targets on an annual basis for calendar years 2007 through 2011 to retain exclusivity in Europe. If the targets are met, UDT will have sold more than 80,000 snowboards into Europe through the 2011 year end.

David Kim, General Manager of UDT commented that “This is a partnership that will benefit both Academy Snowboard Co. and UDT and we expect it to be welcomed by our distributor relationships throughout the continent. Through the partnership, the Academy Snowboard Company brand will be picked up by more than 20 distributors throughout Europe and we believe that the demand for the Academy Snowboard Co. brand is building in this territory to meet our expectations for growth over the next five years.”

Todd Hahn, CEO at Execute Sports noted that “We are excited to see UDT’s commitment to growing the Academy Snowboard Co. brand in Europe and are committed to working with UDT in its marketing and sales efforts to meet its objectives and to providing the market with a great core snowboard brand.”

According to industry estimates, sales of boards alone into Europe each year are approximately $80 million, or about 450,000 units.

About Execute Sports, Inc.

Based in San Clemente, California, Execute Sports, Inc. develops performance products including wetsuits, vests, rash guards, snowboards, wakeskates, bindings, bags and apparel for the action sports industry. The Company's brands include Execute Wetsuits, Academy Snowboards, Kampus Wakeskates and Kampus Shoes, Collective Development Bindings and Collective Development Bags. In addition, Execute has an exclusive worldwide license to design, produce and distribute EagleRider apparel through EagleRider's 35 franchises and through the Company's eCommerce site, http://www.eagleridergear.com. For more information, go to http://www.executesports.com and http://www.academysnowboards.com.

About UDT Distribution Corporation

UDT has been engaged in distribution and sourcing activities for worldwide companies with products ranging from machinery, electronics and aviation. UDT has been involved with snowboard industry for last two years and has developed extensive relationship with quality distributors worldwide. UDT’s other operations include logistics and distribution for clients ranging from McDonald’s, Sears, Target, Mervin’s and JC Penny’s.

Contact:
Execute Sports
Todd M. Pitcher
(858) 518-1387
Todd.pitcher@executesports.com
Source: Execute Sports, Inc.